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EXHIBIT 99.1 - PRESS RELEASE

EXHIBIT 99.1

FOR IMMEDIATE RELEASE
JULY 25, 2001


                  SPACEDEV UNVEILS STRATEGIC PLAN FOR EXPANSION

     SPACEDEV TO INCREASE SALES AND MARKETING STAFF OVER THE NEXT SIX MONTHS

             SPACEDEV ANNOUNCES MANAGEMENT CHANGES AND APPOINTMENTS


POWAY, CALIF., JULY 25, 2001--SPACEDEV INC. (OTCBB: SPDV), the world's first publicly traded commercial space exploration and development company, announced today that Stanley W. Dubyn, the company's president and chief operating officer, has resigned his position with SpaceDev due to personal reasons. Mr. Dubyn had served as the company's president and COO since February of 2000.

"Stan Dubyn will be missed here at the company. During his tenure, Stan helped solidify strong business relationships with various partners in the aerospace industry on behalf of SpaceDev," stated Jim Benson, chairman and CEO. "We wish him and his family well."

Mr. Dubyn commented, "I have great respect and admiration for SpaceDev and the people who make up SpaceDev. This was a very difficult decision to make, as I am confident that the company is on the threshold of major breakthroughs in this very exciting industry. My decision to leave is primarily due to personal reasons and I hope to remain active with the company as an advisor."

Mr. Dubyn's role with the company will be as an advisor to the company on matters pertaining to new business, acquisitions and strategic alliances.

"We have reassessed SpaceDev's strategy and structure and made significant changes to increase our presence in the areas in which we compete," said Benson. "We believe this will result in more new business in those strategic areas. We are fortunate to be part of an industry that appears to be growing despite the broad economic slowdown. The future looks brighter with the new Administration focus on the importance of space, coupled with SpaceDev's positioning to be at the forefront to reap the rewards."

As part of the reorganization, Charles Lloyd, the company's CFO will also become the Chief Operating Officer. Along with the fiduciary responsibilities as chief financial officer, Mr. Lloyd will assume day-to-day management and operational responsibilities.

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"We are actively working $40 million worth of proposals, and are in the process of developing more than $15 million in new business proposals for various potential customers. Our goal is to capture twenty percent of that business over the next 12 months," said Charles Lloyd, CFO and newly appointed COO. "It is this aggressive approach that can add to that company's net worth and increase shareholder value. In order to reach these goals, we will need to grow the company and focus this growth around developing a stronger business development team of sales professionals and support staff." Lloyd further stated, "There is no question that the business is out there now and for the foreseeable future, and these steps, coupled with meeting published requirements, will enable the company to apply for listing on a national exchange such as the American Stock Exchange or Nasdaq Small Cap exchange."

The company's strategy will be laid out in more details in the coming months. For the short term, SpaceDev plans to devote a strong portion of its resources to increase its sales and marketing staff by 60 percent over the next six to eight months. The company's strong commitment to devote all of its resources in generating new revenue streams is evident as it plans to aggressively seek out new business opportunities in both the government and commercial sectors. The company also plans to increase its assets through either investments or acquisitions of companies that have a strong synergy with SpaceDev's technology and fundamental goals and objectives.

Founded in 1997, SpaceDev is the world's first publicly traded commercial space exploration and development company. SpaceDev designs, assembles, tests and markets affordable space systems including sophisticated micro-satellites, hybrid rocket-based orbital maneuvering and orbital transfer vehicles (MTVs), and safe hybrid rocket motors for sub-orbital space tourism applications. SpaceDev is working with Sea Launch to explore offering low-cost launches for secondary payloads, and has been working with the Air Force to develop orbital maneuvering vehicles and kick motors for micro-satellites.

FOR FURTHER INFORMATION CONTACT:
ELYESSE CONCEPCION INVESTOR RELATIONS AT SPACEDEV: 858-375-2062
ECONCEP PUBLIC RELATIONS: 949-642-7700

This news release may contain forward-looking statements concerning the company's business and future prospects and other similar statements that do not concern matters of historical fact. Forward-looking statements relating to product development, business prospects and development of a commercial market for technological advances are based on the company's current expectations. The company's current expectations are subject to all of the uncertainties and risks customarily associated with new business ventures including, but not limited to, market conditions, successful product development and acceptance, competition and overall economic conditions, as well as the risk of adverse regulatory actions. The company's actual results may differ materially from current expectations. Readers are cautioned not to put undue reliance on forward-looking statements. The company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or for any other reason.